Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan of DivX, Inc., with respect to the consolidated financial statements and schedule of DivX, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of DivX, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 12, 2010